Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® to Discontinue GYNECARE THERMACHOICE®

Promotion and Restructure U.S. Sales Organization

MOUNTAIN VIEW, Calif., January 9, 2012 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, announced today the Company’s decision to discontinue its promotion of the GYNECARE THERMACHOICE® Uterine Balloon Therapy System to U.S. OB/GYN physician offices. The product is manufactured for and marketed by ETHICON™ Women’s Health and Urology, a division of Ethicon, Inc. The Company’s promotion agreement with Ethicon was announced in November 2010 and is subject to a six-month advance notice of termination.

“We believe the long-term opportunity for our Essure procedure remains highly attractive, and the salesforce time to drive the GYNECARE THERMACHOICE® promotion is, in this case, better redirected to our highest priority which is to grow our Essure business,” stated D. Keith Grossman, president and chief executive officer of Conceptus. “We have not yet concluded the transitional details of our relationship with ETHICON, but we intend to continue working with them to ensure a smooth transition for our customers.”

Conceptus also announced a reduction in its U.S. field sales organization of approximately 15%, in part to address this more efficient redeployment of its efforts.

The Company also reaffirmed its 2011 net sales and adjusted EBITDA guidance previously announced on December 8, 2011 and December 19, 2011, respectively.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with more than 570,000 women worldwide having undergone the Essure procedure.

About Conceptus®, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding 2011 net sales and 2011 adjusted EBITDA, the Company’s intention to transition its relationship with Ethicon, Inc. and to smoothly transition its customers, projected growth, market expansion and its ability to market effectively to physicians and prospective patients, regulatory approval of its marketing claims, increasing the adoption of Essure and new management’s achievement of the Company’s goals. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, attempts to repeal all or part of the Patient Protection and Affordable Care Act of 2010, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2012 Conceptus, Inc.—All rights reserved.

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